EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to Registration Statement on Form S-3 of Coherent, Inc. for the registration of 5,225,760 shares of its common stock and also $200,000,000 of 2.75% Convertible Subordinated Notes due 2011, and to the incorporation by reference therein of our report dated November 5, 2003, with respect to the consolidated financial statements of Lambda Physik AG included in the Annual Report on Form 10-K of Coherent, Inc. for the year ended October 1, 2005, filed with the Securities and Exchange Commission.

Ernst & Young AG
Wirtschaftsprungsgesellschaft
Steuerberatungsellschaft*

/s/ HENTSCHEL	/s/ BOELSEMS
Hentschel	Boelsems

Hanover, Germany
October 2, 2006

*  formerly Ernst & Young AG Wirtschaftsprufungsgesellschaft